Maine & Maritimes Corporation Announces 2009 Year-End Earnings Results

PRESQUE ISLE, ME -- (Marketwire - March 25, 2010) - Maine & Maritimes Corporation (NYSE Amex: MAM) reported a consolidated 2009 basic net income of $0.54 per share, or $905,000, compared to the 2008 net income of $2.75 per share, or $4.61 million.

According to Brent M. Boyles, President and CEO of Maine & Maritimes Corporation, "Earnings were lower than expected during 2009 primarily because of reduced sales within the industrial sector, coupled with increased operations and maintenance expenses focused on increased vegetation management practices that should result in increased system reliability. In the long term, the investment in our system reliability may result in lower O&M costs."

Statistical Highlights:

       Maine & Maritimes Corporation and Subsidiaries Earnings Report
               For the Years Ended December 31, 2009 and 2008
              (in thousands except share and per share amounts)

                                                         Years Ended
                                                        December 31,
                                                    2009            2008
                                                ----------------------------
Total Operating Revenues                        $     35,740    $     45,313

Income from Continuing Operations               $        905    $      3,635
Income from Discontinued Operations                        -             977
                                                ----------------------------
Net Income Available for Common Shareholders    $        905    $      4,612
                                                ============================

Basic Income per Share of Common Stock from
 Continuing Operations                          $       0.54    $       2.17
Basic Income per Common Share from
 Discontinued Operations                                   -            0.58
                                                ----------------------------
Basic Earnings per Share of Common Stock from
 Net Income                                     $       0.54    $       2.75
                                                ============================

Diluted Income per Share of Common Stock from
 Continuing Operations                          $       0.54    $       2.17
Diluted Income per Common Share from
 Discontinued Operations                                   -            0.58
                                                ----------------------------
Diluted Earnings per Share of Common Stock
 from Net Income                                $       0.54    $       2.75
                                                ============================

Average Shares Outstanding - Basic                 1,680,862       1,678,283
Average Shares Outstanding - Diluted               1,681,537       1,678,879

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About Maine & Maritimes Corporation:

Maine & Maritimes Corporation (NYSE Amex: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated corporation that provides electrical services, including transmission line and substation design and construction. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-E = Earnings Release

For More Information Contact:
Virginia R. Joles, Director of Communications,
Board Relations and Economic Development
Tel: 207.760.2418
www.maineandmaritimes.com